Filed pursuant to Rule 433

Registration No. 333-121363

Relating to prospectus supplement dated February 10, 2006

Final Term Sheet ¥ 50,000,000,000 2.05% Global Notes due 2026

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	Japanese Yen (JPY) 50,000,000,000

Denominations:	JPY 1,000,000

Maturity:	February 16, 2026

Interest Rate:	2.05 per annum, payable semi-annual in arrears

Date of Pricing:	February 8, 2006

Closing Date:	February 16, 2006

Interest Payment Dates:	February 16, August 16

First Interest Payment Date:	August 16, 2006

Price to Public/Issue Price:	99.975% of the Aggregate Principal Amount

Proceeds to KfW:	99.975% of the Aggregate Principal Amount

Format:	SEC registered global notes

Listing:	Luxembourg Stock Exchange (Regulated Market)

Business Day:	Tokyo and New York

Governing Law / Jurisdiction:	German law / District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

Selling Restrictions:	USA, European Economic Area, UK, Japan, Canada, Hong Kong

CUSIP:	500769BN3

Common Code:	024451852

ISIN:	US500769BN36

Final Term Sheet ¥ 50,000,000,000 2.05% Global Notes due 2026

Lead Manager:	Morgan Stanley & Co. International Limited

Co-Lead Managers:	Citigroup Global Markets Limited Daiwa Securities SMBC Europe Limited Mitsubishi Securities International plc Mizuho International plc Nomura International plc UBS Limited

Stabilization Manager:	Morgan Stanley & Co. International Limited

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. (KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000132693205000161/f01136posam.htm#301) Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-0718-1649.